Exhibit 4.118

Between

Fujian Province Electric Power Co., Ltd. Ningde Electric Power Industry Bureau

and

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Grid Connection and Dispatching Agreement

Contract Number: 05930000 Diao Du 091 [2010] No.0480

For

Wangkeng Hydropower Station

July 2010

CONTENTS

Chapter I	Definitions and Interpretations	3

Chapter II	RePresentations by the Parties	6

Chapter III	Obligations of the Parties	7

Chapter IV	Conditions for Grid Connection	9

Chapter V	Connection Application and Acceptance	11

Chapter VI	Grid connection and Dispatching during the Commissioning period	14

Chapter VII	Operation under Dispatching	15

Chapter VIII	Equipment overhaul and Maintenance	19

Chapter IX	POWER GENERATION PLAN	22

Chapter X	Reservoir dispatching	23

Chapter XI	Relay Protection and Automatic Safety Devices	26

Chapter XII	Dispatching Automation	30

Chapter XIII	Dispatching Communication	32

Chapter XIV	Accident management and Investigation	35

Chapter XV	Force Majeure	37

Chapter XVI	Liabilities for Breach of contract	38

Chapter XVII	Effectiveness and valid Term	43

Chapter XVIII	Modification, Assignment and Termination of this Agreement	43

Chapter XIX	Dispute resolution	44

Chapter XX	Applicable Law	44

Chapter XXI	Miscellaneous	44

Appendix I.	Diagram for metering Points	48

Appendix II.	Technical Parameters for the Power Plant	49

Appendix III.	Division of Dispatching Range of Power Plant Equipments	51

(Agreement Number:     )

GRID CONNECTION AND DISPATCHING AGREEMENT

This Grid Connection and Dispatching Agreement (hereinafter referred to as this “Agreement”) is executed by and between the following two Parties:

Party A: Fujian Province Power Co., Ltd. Ningde Power Industry Bureau, a power grid operation enterprise registered and established with the Fujian Ningde Administration for Industry and Commerce, with the tax registration number of 350902685060232, its registered address at No.48, Hefeng Road, Ningde City, Fujian Province, Postal Code: 352100, and the legal representative of which is Xu Fucong.

Party B: Pingnan County Wangkeng Hydroelectric Co., Ltd., a power generation enterprise with the legal entity status, which was registered and established with the Administration for Industry and Commerce of Pingnan County, Fujian Province, with the tax registration number of 350923738029694, its registered address at the 5th&6th Floor, Cuibai Building, Gufeng Town, Pingnan County, Fujian Province, Postal Code: 352300 and the legal representative of which is John D. Kuhns.

WHEREAS:

(1)

Party A is currently operating and managing a power grid which is suitable for the operation of Power Plants, and agrees that the Power Plant of Party B could be connected to the power grid pursuant to the provisions of this Agreement;

(2)

Party B is constructing, owning and operating the Pingnan County Wangkeng Hydropower Station (hereinafter referred to as the “Power Plant”) with a total installed capacity of 2*20 MW at Wangkeng Village, Tangkou Township, Pingnan County, and agrees to connect the Power Plant to the power grid of Party A pursuant to the provisions of this Agreement.

In order to ensure the safety, high quality and economic operation of the electric power system, regulate the dispatching of power grids and grid-connected operations, and protect the legal rights and interests of both Parties, on the principles of equality, free will and good faith, both Parties hereto have entered into this Agreement through consultations in accordance with the Electric Power Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Administration Regulations on the Dispatching of Power Grids and other relevant laws and regulations of the People’s Republic of China.

Chapter I Definitions and Interpretations

1.1	Unless otherwise required by the context, the following terms used in this Agreement shall have the meanings set forth as follows:

1.1.1

“Ningde Local Dispatching” refers to Ningde Dispatching and Operating Department, an agency in charge of organizing, commanding, instructing and coordinating the operation of the electric power system pursuant to applicable laws, which is subordinated to Party A.

1.1.2

“Power Plant” refers to the power generation facility with all auxiliary facilities stretching to the property demarcation point with the total installed capacity of 40MW (with two (2) units, No. 1 unit of 20MW, No. 2 unit of 20 MW, the detailed technical parameters please refer to Appendix II), which is constructed, owned, managed and operated by Party B and located in Wangkeng Village, Tangkou Township, Pingnan County, Fujian Province.

1.1.3	“Connection Points” refer to the interconnection points connecting the Power Plant and the power grid (please refer to Appendix I).

1.1.4	“Initial Connection Date” refers to the first day on which the Power Plant (units) is (are) connected to the power grid.

1.1.5	“Connection Application” refers to the written application document submitted by Party B to Party A requesting for connecting its Power Plant (units) to the power grid.

1.1.6	“Connection Method” refers to the systematic way of connecting the Power Plant (units) to the power grid.

1.1.7	AGC: Automatic Generation Control.

1.1.8	AVC: Automatic Voltage Control.

1.1.9	RTU: Remote Terminal Unit.

1.1.10

“Disconnection” specially refers to under this Agreement the interruption of electric connection between the power grid and the power generation equipments which are operating connected to the power grid.

1.1.11	“Special Operation Mode” refers to the operation arrangement of taking unusual connection mode for the Power Plant or the power grid due to certain needs.

1.1.12	“Unit Available Capacity” refers to the output of the units modified at any time due to the restrictions of equipment conditions.

1.1.13

“Planned Outage” refers to the status of the units of the Power Plant during the planned overhaul and reserve periods, including the general overhaul, the maintenance, the general service system planned overhaul, and the holiday repairing and the elimination of defects during off-break period and the shutdown reserve required by the dispatching center, etc.

1.1.14

“Unplanned Outage” refers to the unavailable status of the units of the Power Plant other than Planned Outage. Based on the urgency of the needs of outage, the Unplanned Outage can be classified into five categories: (1) immediate outage; (2) the outage which could be delayed for a short while but the units must exit within six hours; (3) the outage which could be postponed over six hours but the units must exit within seventy-two hours; (4) the outage which could be deferred over seventy-two hours but the units must exit before the next Planned Outage; and (5) the prolonged outage which is beyond the period of the Planned Outage.

1.1.15	“Forced Outage” refers to the Categories 1, 2 and 3 of Unplanned Outage set forth in Article 1.1.14.

1.1.16	“Equivalent Unit Derated Hours” refers to the outage hours which are converted from derated hours and calculated by the maximum capacity on the nameplate.

1.1.17	“Equivalent Unplanned Outage Hours” refers to the sum of Unplanned Outage hours and unplanned Equivalent Unit Derated Hours.

1.1.18

“Annual Allowable Planned Outage Hours” refers to the allowable hours for Planned Outage within any given year for the units classified by the same type on the same grid which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s grid-connected generation units. The Annual Allowable Planned Outage Hours for the units can be classified into the Annual Allowable Planned Outage Hours for general overhaul years and the Annual Allowable Planned Outage Hours for the years without general overhaul.

1.1.19

“Annual Allowable Equivalent Unplanned Outage Hours” refers to the allowable hours for Equivalent Unplanned Outage within any given year for the units classified by the same type on the same grid which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s grid-connected generation units. In this Agreement, it only refers to the Unplanned Outage caused by Party B’s Reason. The Annual Allowable Equivalent Unplanned Outage Hours for the units can be classified into the Annual Allowable Equivalent Unplanned Outage Hours for general overhaul years and the Annual Allowable Equivalent Unplanned Outage Hours for the years without general overhaul.

1.1.20

“Daily Power Generation Dispatching Plan Curve” refers to the curve worked out by the Ningde Local Dispatching on a daily basis to determine the power generation output of the Power Plant for each period of time of the next day.

1.1.21

“Emergencies” refer to the major accidents occurred to the power generation or power supply facilities within the electric power system, including the grid frequency or electric voltage exceeds the prescribed limit, the loading of the transmission and transformation facilities is over the regulated amount, the power of trunk circuit exceeds the specified stability limitation and other operating conditions which threaten the grid operation safety, may destroy the grid stability and eventually lead to the grid collapse or even vast area power cut.

1.1.22

“Dispatching Code for Electric Power System” refers to Fujian Province Dispatching Code for Electric Power System and Ningde City Dispatching Code for Electric Power System, which are formulated in accordance with the Administration Regulations on the Dispatching of

Power Grids, the national standards and the electric power industry standards and regulate the dispatching and operation of the electric power system of this area.

1.1.23

“Party A’s Reason” refers to the requirements of Party A or liabilities attributed to Party A, including the liabilities which should be borne by Party A for the enlargement of accident due to Party A’s failure to perform relevant national regulations and standards, etc.

1.1.24

“Party B’s Reason” refers to the requirements of Party B or liabilities attributed to Party B, including the liabilities which should be born by Party B for the enlargement of accident due to Party B’s failure to perform relevant national regulations and standards, etc.

1.1.25

“Power Purchase and Sale Contract” refers to the contract entered into by and between Party A and Party B regarding the purchase and sale of the electricity output generated by the Power Plant and other relevant commercial issues.

1.1.26

“Force Majeure” refers to the objective events which are unforeseen, unavoidable and insurmountable, including volcano eruptions, tornados, tsunamis, snowstorms, mudslide, landslide, flood, fire, water inflows failing to meet the designed standards, earthquakes, typhoons, thunder and lightening and fog flash, etc. which exceed the designed standards, and nuclear radiation, wars, plagues and riots, etc.

1.1.27

“Direct Economic Loss” refers to expenses in connection with replaced spares and parts, materials, man power and transportation. In the event that equipment is destroyed and cannot be restored, then the loss shall be equal to the price to purchase same type equipment.

1.2	Interpretations

1.2.1	All headings hereof are only for the convenience of reading and shall not affect the interpretations of this Agreement in any way.

1.2.2	The Appendices hereto shall have the same legal effect as this Agreement.

1.2.3	Unless otherwise agreed by the Parties, this Agreement shall have binding force on the lawful successors or assignees of any Party.

1.2.4	Unless otherwise required by the context, the year, month and day mentioned in this Agreement shall be the year, month and day in Gregorian calendar.

1.2.5	The words “Include”, “Includes” or “Including” herein shall mean including without limitation.

1.2.6	All numbers and terms mentioned in this Agreement shall include the given number.

Chapter II Representations by the Parties

Any Party hereby represents to the other Party that:

2.1	It is an enterprise that has been duly established and validly and legally in existence in accordance with law, and has the full right to enter into and the ability to perform this Agreement.

2.2

All procedures required for entering into and performing this Agreement (including procuring requisite governmental approvals, business license and power business permit, etc.) have been accomplished and are legal and valid.

2.3

When entering into this Agreement, no judgments, verdicts, awards or specific administrative acts have been carried out by any courts, arbitration institutes, administrative organs or other regulatory bodies that will have material adverse effect on its performance of this Agreement.

2.4

All internal authorization procedures required for executing this Agreement have been accomplished and this Agreement is signed by its legal representative or authorized proxy. This Agreement shall have the binding force on both Parties to this Agreement after it comes into effect.

Chapter III Obligations of the Parties

3.1	The obligations of Party A shall include the following:

3.1.1

Abiding by the national laws and regulations, national standards and electric power industry standards, for the purpose of maintaining the safety, high quality and economic operation of the electric power system, and according to the Power Plant’s technical characteristics and the codes and specifications of Fujian electric power system, to carry out unified dispatching of the Power Plant on the principle of publicity, fairness and justice.

3.1.2

To be responsible for the operation management, overhaul and maintenance and technological transformation for relevant equipments and facilities of the power grid within its jurisdiction, so as to meet the needs of normal operations of the Power Plant.

3.1.3

Based on the anticipated objective of electricity generation output released by relevant authorities, according to the provisions of the Power Purchase and Sale Contract, and considering the actual operating conditions of the Fujian power grid, to work out and deliver to Party B the monthly power generation plan, the Daily Power Generation Dispatching Plan Curve and reactive output curve (or voltage curve) on schedule.

3.1.4	To reasonably arrange the overhaul for the equipments of the Power Plant.

3.1.5

To support and cooperate with Party B to carry out technological transformations or parameter adjustments of relevant facilities; to instruct and coordinate the dispatching and operation management of Party B related to the power grid; to provide Party B with instruction and coordination and requisite technical support for relevant professions and operations in connection with the grid operation safety, such as electric facilities, relay protection and automatic safety devices, excitation system (including PSS), AGG, and speed governor system, electric power metering system, electric power dispatching communication and dispatching automation, etc.

3.1.6

According to relevant regulations, to inform Party B of the information concerning the major defects of facilities of the power grid relating to Party B and the power transmission ability relating to the Power Plant in a timely fashion, and to regularly disclose to Party B the electric power dispatching information relating to Party B.

3.1.7	To timely amend relevant codes and regulations following the procedures in accordance with the operation requirements of the electric power system and the characteristics of the equipments of Party B.

3.1.8

To take measures to prevent the occurrence of the accidents which could affect the safe operation of the electric power system; to regularly carry out special and professional safety inspections concerning the grid safety, and formulate counter measures against accidents subject to the needs; subject to the authorization of the power regulatory agency, the Ningde Local Dispatching works out the plan for grid-plant joint counter-accident exercise and organizes to implement such plan.

3.1.9	To assist Party B in respect of the investigation on accidents.

3.1.10	To provide training to on-duty operating staff of Party B in respect of Dispatching Code and other dispatching administration regulations.

3.2	The obligations of Party B shall include the following:

3.2.1

Abiding by the national laws and regulations, national standards, the electric power industry standards and the codes and regulations of the electric power system, for the purpose of maintaining the safe, high quality and economic operation of the Fujian electric power system, to comply with the unified dispatching by the Ningde Local Dispatching, and reasonably organize the operation of the Power Plant.

3.2.2

To organize the real time operation of the Power Plant according to the dispatching instructions of the Ningde Local Dispatching, and participate in the peak regulation, frequency modulation, voltage regulation and backup of the electric power system.

3.2.3

According to the requirements of the Ningde Local Dispatching, to provide proposals concerning the equipment overhaul plans for the Power Plant and to implement the approved overhaul plans and organize the overhaul and maintenance of facilities.

3.2.4

To accept the professional instructions and coordination provided by Party A pursuant to Article 3.1.5; and to assign relevant technical and overhaul management staff so as to assist Party A in relevant work.

3.2.5

To carry out technological transformations or parameter adjustments for the facilities according to the needs in a timely fashion, and file such transformations or adjustments with Party A (in case of involving grid safety, the consent from Party A must be procured).

3.2.6

According to relevant regulations, to provide to Party A with the operating conditions for the facilities of the Power Plant and the production information, including fuel and water resources, etc in a timely, accurate, objective and complete fashion.

3.2.7	To formulate field operation codes consistent with the electric power system codes and specifications of Party A, and file such codes with Party A.

3.2.8

To take measures to prevent the occurrence of accidents that may affect the operation safety of the electric power system; to assist Party A in carrying out regular special and professional safety inspections relating to the grid safety, and implement the precautionary measures proposed during the inspections; in case of any specific counter measures against accidents or other safety requirements for the electric power system raised by the Ningde Local Dispatching, to implement and maintain the operations according to the requirements; to file relevant documents of safety measures with the Ningde Local Dispatching; and to participate in the joint anti-accident exercise organized by the Ningde Local Dispatching.

3.2.9	To assist Party A in respect of the investigations on and analysis of accidents and implement counter-accident measures.

3.3

Parties hereof shall jointly abide by the codes, regulations, measures and other norms promulgated by the State Grid, East China Grid or Party A for purpose to maintain liable and safe grid operation in connection with capital construction, operation, maintenance, dispatching and management.

Chapter IV Conditions for Grid Connection

4.1

The primary and secondary equipments of Party B shall conform to the national standards, the electric power industry standards and other relevant regulations and Fujian Dispatching Service Instruction for On-grid Power Plant, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and shall pass the acceptance according to the infrastructure construction procedures of the State; the normal operation mode for grid connection has been defined, relevant parameters have been adjusted as compatible (the parameters setting requirements relating to the power grid shall be provided by the dispatching center), equipment settings have been set in accordance with the requirements of the dispatching and management range division, and all conditions for being connected to the power grid of Party A and accepting the unified dispatching by the dispatching center are ready.

4.2

The relay protection and automatic safety devices (including the excitation system, speed regulation system, high-frequency generator tripping and low-frequency self-start) of the Power Plant shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance pursuant to the requirements of the Administrative Measures on the Commissioning Acceptance for New Relay Protection Facilities of Electric Power System of Fujian Province

and satisfy all conditions for synchronous operation, and comply with the relevant provisions of Chapter X hereof.

4.3

The dispatching automation facilities of the Power Plant, including the units AGC/AVC, the computer monitoring system and electric power metering devices, etc., shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to infrastructure construction procedures of the State, comply with the relevant provisions of Chapter XI hereof, and satisfy the conditions for synchronous operation.

4.4

The power dispatching communication facilities of the Power Plant shall conform to the national standards, the electric power industry standard and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to the infrastructure construction procedures of the State, and comply with the relevant provisions of Chapter XIII hereof.

4.5

The energy metering devices of the Power Plant shall be configured according to the Technical Administration Code of Electric Power Metering Devices (DL / T448-2000) and the provisions of the Power Purchase and Sale Contract, and pass the testing and acceptance jointly organized by Party A and Party B.

4.6

According to the requirements of the Administrative Rules on Secondary System Safety Guarding of Power Dispatching (No.5 Decree issued by the State Electricity Regulatory Commission), the secondary system of the Power Plant shall be protected by safety precautionary measures, and approved by the dispatching center to be qualified for operation.

4.7

All operation and maintenance codes for the Power Plant have been formulated and relevant management regulations are complete, and those related to the grid safety shall be consistent with the safety management regulations of the connected power grid.

4.8

The denominations and numbers for the equipments of the Power Plant shall be given in accordance with the dispatching and management range principle. The denominations and numbers released by the dispatching center for the equipments within the jurisdiction of the dispatching center have been marked up at eye-catching places on the respective electric equipments so as that the on-duty operators of the Power Plant may clearly define the electric equipments to be operated.

4.9

The Power Plant’s on-duty operators which are authorized to take dispatching instructions shall receive strict training pursuant to the provisions of the Administration Regulations on the Dispatching of Power Grids and other relevant regulations, and procure relevant qualification certificates before being assigned to the posts.

4.10	The primary and secondary equipments of Party A to be operated in conjunction with the operation of Party B shall conform to the national standards, the electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to the infrastructure construction procedures of the State, with the relevant parameters reasonably compatible, the settings of such equipments being set as required and readily available for the Power Plant to be connected.

4.11

To ensure the safe, stable as well as economical and high-quality operation of the power grid, if the Power Plant is required to construct new facilities or to upgrade the primary and secondary equipment according to the unified technical standard, plan and design requirements, Party B shall be responsible for relevant implementation work according to the design plan determined by Party A and shall be responsible for operating and maintaining the side equipment of the Power Plant..

4.12

The power station shall formulate a scheme on preventing the entire outage of the Power Plant and on the power supply under the Power Plant’s protected status according to the requirement of Ningde Local Dispatching. In the mean time, it shall report the said scheme to the Ningde Local Dispatching for recordation. The power station shall conduct a black start-up capability test on the generator set according to the requirement of Local Dispatching, shall formulate its own black start-up scheme according to the black start-up schemes of Fujian power grid and Ningde local power grid, shall organize and carry out all kinds of security and technical measures of the Power Plant’s black start-up and shall regularly conduct the anti-accident rehearsal. The black start-up scheme of the power plan shall be reported to the Local Dispatching for recordation as well.

4.13

The Power Plant of Party B shall be recognized by the start-up committee joined by Party A. Further, after all the conditions for Connection are fully accepted and recognized by all the professionals of Ningde Local Dispatching and after all the dispatching conditions for the operation are satisfied, the Power Plant can be connected with the power grid. If Party B fails to well act according to the correction proposal brought forward by Ningde Local Dispatching, Ningde Local Dispatching is entitled to reject starting the commissioning of the generator set.

4.14

Without the approval of the competent department, Party B shall not supply the power directly to the users; otherwise, Ningde Local Dispatching is entitled to reject the Power Plant to conduct the grid-connection operation. If there is any new policy enacted by the state, which permitting the Power Plant’s direct power supply, then the parties shall conduct further negotiation separately.

Chapter V Connection Application and Acceptance

5.1	Party B shall apply to Party A for the grid connection of its Power Plant, and shall be connected to the grid through a method as required upon the acceptance of Party A.

5.2	Connection Application

Party B shall submit a connection application to Party A twenty (20) days prior to the Initial Connection Date of the Power Plant (units) which shall include the scope of the facilities to be connected, the basic conditions, the acceptance results, the commissioning schedule and plan for the Power Plant (units) to be connected, etc., and shall be attached with all documents set out in Article 5.5 hereof.

5.3	Acceptance of Connection Application

Upon the receipt of the connection application from Party B, Party A shall carefully review the application according to the provisions of Chapter IV hereof and other relevant regulations concerning the grid connection, and shall reply in time to Party B without any unreasonable delay.

5.3.1

In the event that the materials provided in the connection application conform to relevant requirements, Party A shall confirm it within ten (10)days after the receipt of such application from Party B, and send a written confirmation notice to Party B five (5) days prior to the Initial Connection Date of the units.

5.3.2

In the event that the materials provided in the connection application do not conform to relevant requirements, Party A shall be entitled to refuse to confirm, but shall notify Party B in written form of the reasons for such refusal to confirm within ten (10) days after the receipt of such application.

5.4	The Parties hereto shall make arrangements for detailed issues relating to the grid connection of the Power Plant when the connection application is confirmed.

5.4.1

Party A shall, within ten (10) days prior to the agreed Initial Connection Date, provide to Party B with the electric power system data, equipment parameters and system diagrams in respect of the Power Plant, including the relay protection settings (or limits) for the power grid related to the Power Plant and the settings (or limits) for the relay protection and automatic safety devices of the Power Plant related to the power grid.

5.4.2

Party A shall provide to Party B with the name list of liaison staff (including staff authorized to issue dispatching instructions, staff in charge of operation modes, relay protection staff, automation staff and communication staff) and contact details.

5.4.3

Party B shall, within five (5) days after the receipt of the confirmation notice, submit the grid connection commissioning items and plans to Party A according to its requirements, and negotiate with the dispatching center to determine the specific timing and procedures for the initial connection.

5.4.4	Party A shall make a written confirmation of the grid connection commissioning items and plans of the units submitted by Party B three (3) days prior to the Initial Connection Date of the Power Plant.

5.5

When submitting the connection application, Party B shall provide to Party A with accurate materials in Chinese (the parameters required to be actually measured during the startup process of the grid connection may be submitted within five (5) days after the grid connection of the units), including:

(1)

The technical specifications, technical parameters and actually measured parameters (including the zero sequence impedance parameters for the main transformers) for the main equipments such as power generators (including speed governors and excitation system) and main transformers which are required for calculating the tidal current, stability and relay protection settings.

(2)

The drawings (including the drawings for a complete set of protections for generators and transformers), instruction manuals and trip models of the relay protection and automatic safety devices which are related to the grid operation; and the installation and commissioning reports for the relay protection and automatic safety devices within the range of power dispatching. The equipments’ technical parameters required for calculating the settings of the system protection of Party A, the over-excitation character curve for the transformer of power generator of 300MW and above, the allowable high and low frequency limits for the units, etc., and the machines and equipments account (which could be filled out and submitted in DMIS system) for the relay protection and safety automatic protection and other equipments within Party B’s Power Plant.

(3)

Documents such as the technical instructions, technical parameters and equipment acceptance reports for the dispatching automatic equipments of the Power Plant which are related to Party A, the tele-control information form for the Power Plant (including the no-load voltage ratio and tele-metering full scale values of current transformers and voltage transformers), the completion acceptance report of the energy metering system of the Power Plant, and relevant plans and technical documents in respect of the safety protection for the computer system of the Power Plant.

(4)

Documents such as drawings, equipment technical specifications and equipment acceptance reports for the communication projects which are interconnected with or related to the communication network of Party A.

(5)

The technical instructions and drawings for the unit excitation system and PSS devices (design and measured parameters), under-excitation limitation, loss of excitation, loss of step protection and dynamic monitoring systems.

(6)	Hydrological data of reservoir area.

(7)	The technical specifications, technical parameters and measured parameters of other main equipments related to the grid operation.

(8)	Field operation codes.

(9)	Primary electric wiring diagrams.

(10)	The startup and shutdown curves and the load increasing and decreasing rate of the units, relevant parameters and materials concerning AGC, AVC and inherent frequency modulation of the units.

(11)	Measures to ensure the electric power utility of the Power Plant.

(12)	The units commissioning plans, and startup commissioning schemes for the step-up substation and the units.

(13)	Name list of the on-duty operators of the Power Plant who are authorized to take dispatching instructions and the photocopies of their qualification certificates and contact details.

(14)	Name lists and contact details for the professional staff in the fields of operation mode, relay protection, automation, communication and reservoir dispatching.

Chapter VI Grid connection and dispatching during the commissioning period

6.1	In accordance with the commissioning items and plans confirmed by Party A, Party B may carry out the commissioning for the grid-connected operation of the Power Plant.

6.1.1

The commissioning units of the Power Plant shall be regarded as the operating equipments connected to the grid, which shall be incorporated into the Fujian Province unified operation and management of the electric power system, and abide by the operational codes and specifications of the electric power system and comply with the unified dispatching.

6.1.2

The Power Plant shall, according to the commissioning items and plans which have been confirmed, prepare a detailed commissioning scheme for the connection of units and report to the Ningde Local Dispatching item by item[1] in accordance with the commissioning schedule.

6.1.3	The specific commissioning operations for grid connection shall be performed in strict accordance with the dispatching instructions of Ningde Local Dispatching.

6.1.4

In case of any operation of the equipments only managed by the Power Plant itself, which may bring about impact on the power grid, Party B shall inform the Ningde Local Dispatching in advance to make preparations and accident forecasts, and implement in strict accordance with the commissioning scheme.

6.2	Party A shall assist Party B in the grid-connected commissioning by reference to the actual operating conditions of the power grid.

6.2.1

The Power Plant during the grid-connected commissioning period shall be incorporated into the formal dispatching range, and shall be managed in accordance with relevant codes and specifications of the electric power system.

6.2.2

According to the requirements of the Power Plant and the operating conditions of the power grid, Party A shall formulate special commissioning dispatching schemes (including emergency treatment measures), and reasonably arrange the dispatching items and dispatching plans for the Power Plant. The commissioning dispatching scheme and specific

[1]	Subject to the approval of the dispatching center, one-time application and filing is acceptable as well.

commissioning plan shall be notified to the Power Plant three (3) days prior to the start of commissioning.

6.2.3

Through consultations and agreement with the Power Plant, rolling adjustments may be made to the commissioning plan according to the commissioning progress of the units and the grid operating conditions.

6.2.4	The Ningde Local Dispatching may send relevant staff as required for field dispatching, and provide necessary technical guidance or support.

6.3

Party A must prepare an emergency plan for any possible Emergencies during the commissioning period of Party B, defining the principles of managements and the specific measures to handle Emergencies, and ensure the safety of the electric power system and equipments. In case of any Emergencies occurred to the power grid, the dispatching center shall be entitled to adjust the operation mode and the power generation plan for the Power Plant to the extent of disconnecting the Power Plant from the power grid.

6.4

Party B shall conduct various performance tests or appraisals on the Power Plant’s generator set in accordance with the power industry standards, the power grid operation codes, and other regulations enacted by the state and Fujian power administrative departments. If the said performance tests or appraisals may affect the normal operation of the power grid, then such performance tests or appraisals can be implemented only after being approved by Ningde Local Dispatching.

6.5

During the commissioning, the operation or withdrawal of the equipment dispatched by Party A shall be conducted strictly in accordance with the commissioning and dispatching scheme issued by Ningde Local Dispatching. If Party B fails to operate or withdraw the equipment according to the said scheme, then it shall bear the liabilities for breach of contract according to Chapter 16 of this Agreement.

6.6

After completing the test on each generator set and completing compiling relevant data, Party B shall submit relevant and necessary test data to Ningde Local Dispatching. After setting up the new generator set, Party B shall provide the in-plant equipment as-built drawings required for the power grid dispatching to Ningde Local Dispatching.

6.7

After the Power Plant completes its start-up and trial operation (including the black start-up test), the Power Plant shall put the equipment (which is installed according to the requirements of the design and the power grid) into normal operation and shall go through the inspection and acceptance procedures of Party A (the representatives of Ningde Local Dispatching shall also participate in such procedures). The generator set can be put into commercial operation only after it has been accepted.

Chapter VII Operation under Dispatching

7.1	During the operation period, the on-duty operators of the Power Plant shall strictly follow the dispatching instructions given by the on-duty dispatchers of the Ningde Local Dispatching.

(1)

The Power Plant must implement the dispatching instructions released by the Ningde Local Dispatching in a prompt and accurate manner, and shall not refuse or delay the implementation with any excuse. In case that implementing a dispatching instruction may endanger the staff or equipments, the on-duty operators of the Power Plant shall immediately report to the on-duty dispatchers of the Ningde Local Dispatching and clarify the reasons, and the on-duty dispatchers of the Ningde Local Dispatching shall decide whether or not to continue such implementation.

(2)

As for those equipments within the range of direct dispatching by the Ningde Local Dispatching, the Power Plant must strictly follow the relevant operation rules of dispatching and carry out operations according to the dispatching instructions, and be responsible for the accuracy and promptness of implementing the dispatching instructions; and shall honestly report the field conditions and answer the inquiries from the on-duty dispatchers of the Ningde Local Dispatching.

(3)

As for those equipments within the licensing dispatching range of the Ningde Local Dispatching, the on-duty operators of the Power Plant shall make a report to the on-duty dispatchers of the Ningde Local Dispatching prior to the operations, and only upon an approval, such operations may be carried out according to the Dispatching Code for Electric Power System and the field operation regulations of the Power Plant.

(4)

The Power Plant shall ensure that there are sufficient on-duty operators who are available to communicate with the Ningde Local Dispatching and follow the instructions from the Ningde Local Dispatching.

7.2

The Ningde Local Dispatching shall reasonably arrange the Daily Power Generation Dispatching Plan Curve of the Power Plant according to relevant requirements. During the normal operation, the on-duty dispatchers have the right to make appropriate adjustment to the Daily Power Generation Dispatching Plan Curve according to the actual operating conditions of the power grid, and such adjustment shall be notified to the on-duty operators of the Power Plant fifteen (15) minutes in advance.

7.3

In case of any abnormal condition of the operating equipments of the Power Plant, the Power Plant may, according to the regulations of the Dispatching Code for Electric Power System, bring forth an overhaul application to the Ningde Local Dispatching in advance. The Ningde Local Dispatching shall, according to the regulations of the Dispatching Code for Electric Power System and the actual conditions of the power grid, approve such overhaul application in advance upon going through specified procedures and revise relevant plans. In the event that the equipments need an urgent outage, the Ningde Local Dispatching shall make a prompt reply judging from the actual conditions. The Power Plant shall follow the final approval from the Ningde Local Dispatching.

7.4

The Ningde Local Dispatching shall, on the principle of the units on the same grid, of the same type and with the same technical conditions shall be modulated to a basically same magnitude, and considering the power grid structure, the grid operation requirements and the electric technical conditions of the Power Plant, arrange the Power Plant to be involved in the peak regulation, frequency modulation, voltage regulation and standby of the electric power system in a safe, high quality and economic manner.

7.4.1	Peak Regulation

The Power Plant shall participate in the peak regulation of the electric power system in accordance with relevant regulations, standards of the State and the unit capacity. The regulation range for normal operations and accidents please refer to Appendix II.

7.4.2	Frequency Modulation

(1)

The Power Plant shall participate in the frequency modulation of the power grid. The dispatching center may, according to the actual conditions of the power grid, arrange the Power Plant to be the modulation plant of the power grid and to carry out operation in accordance with the curve released by the dispatching center. The Power Plant must comply with the dispatching instructions and maintain the grid frequency within the scope prescribed by the Dispatching Code.

(2)

When the power generator has been connected to the power grid, the automatic speed governing system of the Power Plant must be put into operation. In case of any failure or abnormity of the automatic speed governing system of the Power Plant, the staff of the Power Plant shall immediately notify the dispatching center and settle the malfunctions as soon as possible.

(3)

The launch and exit of AGC of the unit shall be executed in accordance with the dispatching instructions, the setting parameters and the unit output response speed of which shall comply with the requirements of grid safety operation and shall be uniformly set by the Ningde Local Dispatching according to the characteristic of the unit, the testing result and relevant requirements. Party B shall not make alteration arbitrarily.

(4)

The Power Plant shall implement relevant management regulations of the dispatching center concerning the primary frequency regulation of the power grid of Fujian Province, and conform to the various management requirements.

7.4.3	Voltage Regulation

(1)

The voltage test point of the Fujian power grid is 110KV busbar. Ningde Local Dispatching shall provide the maximum and minimum voltage curves of the voltage test point to the Power Plant. The Power Plant shall monitor and adjust the voltage at the test point under the operation of the generator set according to the “Dispatching Codes” to ensure the monthly pass-rate of the voltage at the test point reaching 100%.

(2)

During the operation, in the event that the units have lost the ability of reactive adjustment (or have reached the operation limitation), or the voltage at the testing point has deviated from the quality limit, the Power Plant shall immediately inform the dispatching center, and the dispatcher of the dispatching center shall take relevant measures to maintain the voltage at the testing point within the quality limit.

(3)

Subject to the needs of adjusting and controlling safety operation of the power grid, the units of the Power Plant must be equipped with AVC and shall be put into operation according to the dispatching instructions of the dispatching center.

7.4.4	Standby

If required by the Ningde Local Dispatching, the Power Plant shall leave a proportional rotary standby volume. In the event that the rotary standby volume cannot meet the requirements of the Ningde Local Dispatching, the Power Plant shall immediately report to the on-duty dispatchers of the Ningde Local Dispatching.

7.4.5

After the Power Plant has been connected to the power grid and started operation, besides the rectification measures taken by the staff of the Power Plant according to the dispatching instructions of the dispatching center, the automatic excitation modulation system of the Power Plant must be put into operation. In case of the failure or malfunction of the automatic excitation system of the Power Plant, the staff of the Power Plant shall immediately inform the dispatching center and make well disposal of the defects as soon as possible, and disconnect the power generator if necessary until the problems have been resolved.

7.4.6

The AGC/AVC controlling system at the Power Plant constitutes an important component part of the AGC/AVC system of the whole power grid. The Power Plant shall take charge of the maintenance and make the operation availability rate of the AGC/AVC reach the target rate as specified in Chapter XII.

7.5

In case of any Special Operation Mode of Party A due to the equipment upgrading or transformation which may affect the normal operation of the Power Plant, the Ningde Local Dispatching shall notify the Power Plant of relevant plans three (3) days in advance and implement the plan which has been determined through consultation.

7.6

In case of any Special Operation Mode of Party B due to the equipment upgrading or transformation which may affect the normal operation of the power grid, Party B shall notify the Ningde Local Dispatching of relevant amended plans five (5) days in advance and implement the plan which has been determined through consultation.

7.7

The Power Plant shall implement the “Administrative Rules on the Generator Excitation System of Fujian Power Grid”. The “Administrative Rules on the Generator Set Speed Regulating System of Fujian Power Grid” shall apply to the speed regulating system of the generator set.

7.8	Both Parties shall exchange the name lists of on-duty staff in written form and notify any alteration thereof promptly.

7.9

The Power Plant shall keep daily field operation records, recording the actual power generated for every hour, the operating conditions for all equipments, the planned and unplanned power cut and any abnormal condition during the overhaul period. The date and time (the time shall be in twenty-four hour format) for each record shall be clearly listed out on the records and such materials shall be provided at proper time after being required by the dispatching center.

The operation records of the Power Plant shall be kept for record in accordance with the requirements of archive management.

7.10

The electric energy billing equipments of the Power Plant shall be put into normal operation, and realize the remote delivery to the electric energy billing system of dispatching center. The dispatching center shall carry out statistics and settlement of electricity volume basing on the data of electricity volume collected from the electric energy billing system. In case of malfunction of the electric energy billing equipments of the Power Plant, the Power Plant shall report to the dispatching center and apply to exit due to malfunctions. In the meanwhile, the Power Plant shall resolve the malfunctions as soon as possible.

7.11

The Power Plant shall regularly conduct the safety evaluation work on the network and ensure to reach the requirements of the safety evaluation. The Power Plant shall report the evaluation result related to the safe and stable operation of the power grid to Ningde Local Dispatching for recordation and shall make relevant correction within certain time limit. In the mean time, the Power Plant shall conduct the leading phase test involving the participation of the qualified departments (including the dispatching department) according to the operation status of Fujian power grid and shall report the test to Ningde Local Dispatching. After the test is approved, it shall serve as a basis for the leading phase capability of the generator set.

7.12	The Power Plant shall strictly implement the “Fujian Administrative Rules on Discipline Appraisal on Power Grid Dispatching”, otherwise it shall be deemed to breach the dispatching discipline.

7.13

To ensure the safe and stable operation of the power grid, the management of the malfunction, standby and other aspects of the Power Plant’s generator set shall meet the following requirements. Where any of the following events occurs, Party B shall bear the liabilities for breach of contract toward Party A according to Chapter XVI of this Agreement.

(1)

The frequency of the trip-off of the Power Plant’s generator set under normal operation in one year shall not exceed 4 times /set (except the force majeure events or the reasons not ascribe to the Power Plant). For the generator under commissioning, the frequency of the accidental trip-off shall not exceed 1 time/day and shall not exceed 4 times /month.

(2) The times of the forced outage of the Power Plant’s generator set in one year shall not exceed twice/set.

(3)

The standby generator shall start up (independently) and run according to the dispatching curve within 15 minutes after receiving the dispatching orders; and the delayed start-up duration shall be deemed as the forced outage duration

Chapter VIII Equipment overhaul and Maintenance

8.1

Party B’s Power Plant shall conduct its equipment overhaul management strictly in accordance with “Fujian Power System Dispatching Codes” and shall proceed relevant application, approval and implementation procedures.

8.2

Party B’s Power Plant shall report its annual overhaul plan to Party A for approval according to relevant rules, and Party A will issue a unified annual equipment overhaul plan for the area within the jurisdiction of Ningde Local Dispatching. Party B shall arrange the preliminary work for the equipment overhaul according to the issued annual overhaul plan.

8.3

The Power Plant shall submit its overhaul plan for the next month to Ningde Local Dispatching via the dispatching and overhaul management system or the fax according to the “Dispatching Codes”. Ningde Local Dispatching shall work out the monthly dispatching plan according to the issued annual (quarterly) power generating plan and the annual overhaul plan, as well as according to the monthly overhaul plan and the power grid operation status submitted by the Power Plant.

8.4

The Power Plant shall arrange the planned equipment overhaul according to the time schedule provided in the monthly dispatching plan. The Power Plant shall apply to Ningde Local Dispatching for each planned equipment overhaul according to the “Dispatching Codes”, and Ningde Local Dispatching shall also reply to or approve the application within the time limit as provided in the “Dispatching Codes”. The Power Plant shall strictly carry out the approved overhaul plan and complete all kinds of repair work on a timely basis. The progress of the Power Plant’s equipment overhaul shall be subject to the unified arrangement and coordination of Ningde Local Dispatching.

8.5

If the overhaul cannot be conducted on schedule due to the Power Plant’s reason, Ningde Local Dispatching is entitled to cancel the planned overhaul of this time to satisfy the power grid loading demand and its safe and stable operation demand.

8.6

Ningde Local Dispatching shall properly arrange the overhaul on the power grid, the relay protection and automatic safety device of the Power Plant, the power dispatching automation, the power dispatching communication system and other secondary equipment, within its dispatching jurisdiction. In general, the overhaul on the secondary equipment shall not affect the normal operation of the primary equipment; otherwise, the secondary equipment overhaul and the primary equipment overhaul shall be in cooperation with each other as far as possible.

8.7

After completing the equipment overhaul, the Power Plant shall promptly report to Ningde Local Dispatching and shall recover the equipment operation or the standby according to the applicable rules. If any important experiment is required after the equipment overhaul or the technical innovation, the Power Plant shall provide the experimental proposal to Ningde Local Dispatching 5 working days before the Connection, which include the unusual action scope of the equipment, the required experimental items and the experimental steps; Party B shall report the parameters of the new equipment as well and shall apply for the start-up in advance according to the “Dispatching Codes”. Ningde Local Dispatching shall take the said situation into consideration when making its daily dispatching plan.

8.8

If the Power Plant requires the Unplanned Outage or output decrease due to the defect of the equipment, the Power Plant shall file an application to Ningde Local Dispatching in advance as well according to the “Dispatching Codes” (except under the Emergencies). After approving the application, Ningde Local Dispatching shall modify its dispatching plan immediately and arrange the equipment outage or the output decrease. The said application shall not affect the appraisal statistics on other aspects of the Power Plant.

8.9

The conclusion time of the generator sets overhaul shall be calculated based on the time of the generator re-connection or the time when recovering the standby. If the overhaul period is not sufficient, the Power Plant shall apply the extension formalities in advance, and such application shall be submitted at least before the approved time period of the overhaul elapses half.

8.10

If the Power Plant cannot conduct the generator sets overhaul on schedule due to the operation needs of the power system, the power dispatching institute shall consult with the Power Plant in advance, to adjust the overhaul plan and to notify the Power Plant. If the generator sets needs to operate for an extended period, the parties shall discuss on the emergency measures for the Emergencies which may happen during the said extended period as well as switching to the overhaul procedures, and shall handle such situation according to relevant rules.

8.11	Under the following circumstances, Party B shall bear the liability of breach of contract toward Party A according to Chapter XVI of this Agreement:

	(1)	The repeated outage of the major electric transmission and transformation equipment (such as circuit, switch, busbar, generator transformer, etc.) caused by the Power Plant’s reason.

	(2)	The planned overhaul period for the Power Plant’s main equipment exceeds the approved time period (except under the approval of the dispatching institute).

(3)

The application for the outage of the equipment which already put into operation, and under the situation that the equipment overhaul cannot be completed on schedule due to the Power Plant’s reason and that the Power Plant fails to apply for the extension within the time limit provided in the “Dispatching Codes”.

	(4)	The application for the outage of the equipment and applying for the extension for more than twice without reason (except for the force majeure).

(5)

If the on-site primary equipment and secondary equipment have any abnormal action during the equipment outage period, which need to arrange relevant start-up work for recovering the operation of the equipment, such as arranging the raising voltage from zero, raising the current from zero, the total pressure impulsion, checking phase, and protecting vector test, etc., Party B shall provide the explanation on the equipment unusual action, the start-up proposal (which shall elaborate the required experimental items) and the start-up application to the dispatching department for its approval 5 working days in advance. Party B fails to perform the forgoing provision, and Party B expands its work scope on site without authorization during the equipment outage which results in temporarily bringing forward a start-up work when the equipment recovers the power transmission.

(6)

The overhaul cannot be conducted on schedule or the application is canceled due to the Power Plant’s reason (such as inadequate organization for the preliminary work on the overhaul), after Ningde Local Dispatching approves the application on the planned equipment overhaul and after the dispatcher completed its equipment manipulation, except under the bad weather.

Chapter IX Power Generation Plan

9.1

Party A shall work out and promulgate its power generation plan for next month by the end of the given month according to the annual power generation dispatching plan issued by the power administrative department, and according to the actual operation status (such as the water inflow of the power grid, overhaul, etc.).

9.2

Ningde Local Dispatching shall work out the Power Plant’s Power Generation Dispatching Plan Curve of the following day based on the total output of the single set or of the plant, according to the actual operation status, such as the load prediction, water situation, overhaul during the power cut of the power grid, the security constraint, etc. and shall send the said Power Generation Dispatching Plan Curve to the Power Plant via Party A’s EMS system before 17:00 of each current day (the Power Plant shall equipment with relevant receiving apparatus).

9.3

The Power Plant shall strictly implement the Daily Power Generation Dispatching Plan Curve (including the curve temporarily modified by the dispatcher on duty) and the dispatching order issued by Ningde Local Dispatching, shall promptly adjust the active power output of the generator sets, and shall organize its safe production and operation. The error between the overall power of the Power Plant’s generator sets and the Daily Power Generation Dispatching Plan Curve shall be within 3%.

9.4

If any equipment outage or urgent output decrease occurs due to accident, the Power Plant shall notify Ningde Local Dispatching of such outage or decrease as soon as possible. If the Power Plant cannot recover it timely, it shall supplement submitting relevant applications as soon as possible; upon receiving such application, Ningde Local Dispatching may modify the power generation plan. Upon the Power Plant’s requirement, Ningde Local Dispatching may modify the power generation plan after the malfunction outage, approve the unplanned outage of the generator sets or recognize the output decrease of the generator sets, which shall not release or alleviate the impact on the appraisal statistics on the planned outage hours, unplanned outage hours (including the forced outage hours), as well as planned output decrease hours and unplanned output decrease hours (converted into the equivalent outage hours) which are caused by Party B’s reason.

9.5

Ningde Local Dispatching shall count up and collect the starting time, recovery time, reasons and the decreased capacities of all kinds of equipment outage or output decrease of each month, which shall be confirmed by the parties. The said statistic data shall serve as a basis for the appraisal on the Power Plant’s annual utilization hours, annual power generation plan, power security, etc.

9.6

The power generation curve (active power and reactive power), the voltage at the testing point, and the system frequency curve or the power value of the tie-line shall be subject to the data collected from the dispatching automation system of Ningde Local Dispatching, which shall serve as a basis for relevant statistic appraisal. If the Power Plant raises any objection to the data collected from the dispatching automation system of Ningde Local Dispatching, it may promptly provide relevant evidences for both parties to verify and confirm.

9.7

Under the following circumstances, the equivalent available factors of Party B’s generator sets shall satisfy the following requirements, in addition, Party B shall bear the liability of breach of contract toward Party A according to Chapter 16 of this Agreement:

(1)

The annual eqivalent available rate of each generator set of Party B’s Power Plant fails to reach 92% (or 86% for the first year on which the generator set is put into operation, or 83% when the normal overhaul on the generator set is carried out, or 75% when the enlarged overhaul on the generator set is carried out).

(2)

Under the unplanned derated -output operation due to the malfunction of the accessory equipment of the generator set, deduct the actual power grid generation output for each occurrence, P = output derated hours of the generator set * derated output quantity * 0.4.

Note: The trip-off of the generator and the outage duration shall refer to the time period from the interruption of the circuit breaker till the generator set switches to the standby or till the re-connection. The evaluation time for the accidental trip-off of the generator set, the forced outage and the unplanned output decrease shall not exceed 72 hours; if exceeding 72 hours, then the start-up duration of the generator set without standby system shall not exceed 144 hours.

Remark: the annual equivalent available factors of each generator set = 1- (annual planned outage hours + annual unplanned outage hours + annual equivalent outage hours converted from the annual planned and unplanned output derated hours) /8760.

Chapter X Reservoir dispatching

10.1	Reservoir Flood Dispatching

10.1.1	The Power Plant shall file the flood dispatching plan, flood counter measures and the plan of defending beyond-standard flood with the dispatching center at the end of March each year.

10.1.2	The Power Plant shall make an analysis of the flood within one week after the flood, and submit the analysis to relevant authority with a copy to the dispatching center.

10.1.3	The Power Plant shall finish the summary of the annual flood preventions within one month after the flood season, and submit the summary to relevant authority with a copy to the dispatching center.

10.1.4

In case of major alteration of the anticipated reservoir water inflow, the Power Plant shall report to the dispatching center in advance, so as to timely adjust the load and improve the utilization rate of water resources.

10.1.5	The Power Plant shall report to the Local Dispatching center as of water discharge and power output loss within 10 minutes from the start of water discharge.

10.2	The Reservoir Dispatching Plans, Reports and Summary

10.2.1	Reservoir power generation dispatching plan

10.2.1.1

The daily power generation plan for the reservoir. Before 9:00 of normal working days, the Power Plant shall report the anticipated average reservoir water inflow, the anticipated power generation output and the feasible capacity of the Power Plant for the next day (for the subsequent three to eight days in case of holidays and vacations) to the dispatching center.

10.2.1.2

The monthly power generation plan for the reservoir. Before the 18th day of every month, the Power Plant shall report the power generation plan proposals for the next month to the dispatching center and other relevant authorities.

10.2.1.3

The annual power generation plan for the reservoir. The Power Plant shall, before the end of October of each year, submit the reservoir control and operation proposal for the next year to the dispatching center and other relevant authorities, which shall mainly include the month-specific water inflow, power generation capacity, the month-end water control level and other requirements of the reservoir from water utility departments.

10.2.2	Relevant reports and statements concerning the reservoir dispatching

10.2.2.1

The daily dispatching report for reservoir. The Power Plant shall, before 9:00 of every day, report to the dispatching center the up and down stream reservoir water level, the reservoir water inflow and the discharge capacity at 8:00 of the current day, and the previous day’s reservoir water inflow, power generation capacity, discharge capacity, the reservoir water outflow, the drainage area average rainfall and the lost electricity volume due to the peak regulation and water discard.

10.2.2.2

The monthly dispatching report for reservoir. The Power Plant shall, before the 3rd day of each month, correctly fill in the monthly dispatching report and send such report by facsimile or e-mail, or send the original by mail to the dispatching center, the main content for which shall include given monthly and the yearly aggregated active and reactive actual power generation output (ten thousand kwh), the assessment power generation output (ten thousand kwh), the maximum daily power generation output (ten thousand kwh), the maximum output (Mw), the minimum output (Mw), the monthly average maximum output (Mw), the monthly average minimum output (Mw), the term end installed capacity (Mw), the power generation dispatching plan (ten thousand kwh), the term end adjustable output (Mw), the installed utilization hour (h), the plant’s utilizing electricity volume (ten thousand kwh), the total reservoir water inflow (ten thousand m3), the average reservoir water inflow (m3/s), the drainage rainfall (mm), the maximum rainfall (mm)/date, the maximum reservoir water inflow (m3/s)/date, the minimum reservoir water inflow (m3/s)/date, the maximum water discharge (m3/s)/date, the rain days (day), the water discard water days (day), the aggregated water consumption volume (ten thousand m3), the power generation water consumption volume (ten thousand m3), the discharging water volume (ten thousand m3), shipping and log water volume (ten thousand m3), other lost water volume (ten thousand m3), the average water head (m), the checking water head (m), the highest water level (m)/date, the lowest water level (m)/date, the month-end actual water level (m), the month-end checking water level (m), the month-end adjustable water volume (ten thousand m3), the month-end stored energy (ten thousand kwh), the water consumption rate (m3/kwh), the water utilization ratio (%), the water head proportion, the water discarding period power generation load ratio (%), the accuracy rate for load estimation (%), the value of composite factor K, the energy-saving electricity volume (ten thousand kwh), the total water saving volume (ten thousand m3), the lost electricity volume due to water discarding (ten thousand kwh), the average reservoir water inflow for the beginning, middle and end of each month (m3/s), etc.

10.2.3

Summary of the reservoir dispatching for the past year and summary of operation of water regime automation monitoring and reporting system shall be reported to the Ningde Local Dispatching before January 10th of each year.

10.3	The automatic hydrological forecasting system and water dispatching automation system

10.3.1

In case of malfunctions of the automatic hydrological forecasting system of the Power Plant or the water dispatching automation system of the sub-center of the Power Plant, the Power Plant shall immediately make restorations and report to the dispatching center, so as to collect the real time rain and water conditions for the reservoir drainage and serve to improve the economic operation level of the Power Plant and ensure the flood prevention for the up and down stream of the reservoir.

10.3.2

In the event that the overhaul and equipment maintenance for the automatic hydrological forecasting system of the Power Plant and the water dispatching automation system of the sub-center of the Power Plant have caused the outage of the forecasting system, the approval from the dispatching center shall be procured.

10.3.3

The transformation and upgrading plan for the automatic hydrologic forecasting system of the Power Plant and the water dispatching automation system of the sub- center of the Power Plant shall be submitted to the dispatching center for examination.

10.4

The determination of the liabilities for breach of contract on the reservoir dispatching. Where any of the following events occurs, Party B shall bear the liabilities for breach of contract toward Party A according to Chapter XVI of this Agreement:

(1)

Party B does not assist the Local Dispatching to conduct the upgrading on the hydrological automation system of the Power Plant. The Power Plant conducts equipment overhaul/outage to its automatic hydrological forecast system or conducts the renovation and upgrading to its sub-center system, without the prior consent of the Local Dispatching.

(2)

The entire outage or unusual situation occurs to the automatic hydrological forecast system of the Power Plant and Party B fails to timely report to the Local Dispatching and the water dispatching on such situation, or fails to provide written malfunction analysis to the Local Dispatching and the water dispatching according to relevant rules after such occurrence.

(3)

The malfunction of the automatic hydrological forecast system of the Power Plant which causes the interruption of the key information (such as the water-level of the dam, areal rainfall, reservoir inflow, etc.) constantly lasting more than 24 hours or accumulatively lasting 36 hours in a month.

(4)	The monthly channel patency rate or the monthly data pass-rate of the automatic hydrological forecast system of the Power Plant is lower than 95%.

(5)	The daily statement on water situation of the Power Plant is not filled out and reported on schedule, which occurs twice or more in a month.

(6)	The monthly statement on hydropower dispatching of the Power Plant is not filled out and reported on schedule or has errors, which occurs twice or more in a year.

(7)	The Power Plant fails to timely report to the Local Dispatching on its flood-discharge information during the flood period.

(8)	Party B starts up or stops the operation without authorization and not according to the daily power generation dispatching plan, which results in the abandoned water of the reservoir.

(9)	The improper equipment maintenance of the Power Plant leads to forced outage of the generator set during the wet season and thus causes the abandoned water of the reservoir.

Chapter XI Relay protection and automatic safety devices

11.1

Party A shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices, take charge of operation and management of relay protection and automatic safety devices within the range of dispatching, and conform to the following requirements:

(1)

Taking charge of calculation of settings and the operation of relay protection and automatic safety devices within the range of dispatching, and making analysis and assessment of the movements of the devices.

(2)

Being responsible for the commissioning and regular testing and maintenance of the relay protection and automatic safety devices within its jurisdiction, making such devices satisfy the set technical requirements and conform to the setting requirements of the Ningde Local Dispatching, and keeping complete commissioning reports and records.

(3)

Once the relay protection and automatic safety devices of the power grid have started running, Party A shall immediately analyze the reasons and take measures in accordance with the codes, and submit relevant materials to the Ningde Local Dispatching. In case the Power Plant is concerned, Party A shall cooperate with the Power Plant to analyze and handle the accidents.

(4)

In case of any malfunction or defect of the relay protection and automatic safety devices of the power grid, Party A shall immediately take measures in accordance with the codes, analyze the causes and promptly take precautionary measures. In case the Power Plant is concerned, Party A shall inform the Power Plant of relevant information in written form.

	(5)	Providing instructions and assistance to the Power Plant in respect of the setting and operation of relevant relay protection and automatic safety devices, and necessary technical support.

	(6)	Strictly implementing the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.

	(7)	Before the 15th day of each month, finishing the analysis report on the operation of relay protection and automatic safety devices and provide access for Party B to download from internet.

11.2

Party B shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices and relevant relay protection counter measures against accidents, abide by the relevant regulations of the dispatching center concerning the grid safe operation, take charge of operation management of relay protection and automatic safety devices within its jurisdiction, and conform to the following requirements:

(1)

Party B must, during the period for the preliminary design of the Power Plant, provide the principle designing instructions for the adopted relay protection equipments to Party A and ensure the implementation of opinions proposed by Party A according to the requirements of safe operation of the power grid and counter measures against accidents.

(2)

Taking charge of calculation of settings and the operation of the relay protection and automatic safety devices belonging to the Power Plant, and making analysis and assessment of the running conditions of the devices which shall be applied to the dispatching center for filing and record.

(3)

Taking charge of the settings of relay protection and automatic safety devices within the jurisdiction of the dispatching center and being responsible for its correctness and completeness, and pursuant to the administration requirements of the dispatching center, conducting the setting conversion management in the DMIS system.

(4)

Being responsible for the commissioning and regular testing and maintenance of the relay protection and automatic safety devices within its jurisdiction, making such devices satisfy the set technical requirements and conform to the setting requirements, and keeping complete commissioning reports and records.

(5)

The relay protection and automatic safety devices related to the grid operation must be matched up with the relay protection and automatic safety devices of the power grid, the settings shall be made by the dispatching center, and the selection of types of relevant equipments shall be subject to the approval of the Ningde Local Dispatching.

(6)

In case of any change of operation status of the relay protection and automatic safety devices of Party A, the Power Plant shall timely modify the settings and operation status of the relay protection and automatic safety devices within its jurisdiction according to the requirements of the Ningde Local Dispatching.

(7)

In case of any running of the relay protection and automatic safety devices of the Power Plant, Party B shall immediately report to relevant on-duty dispatcher of the Ningde Local Dispatching, analyze the causes and take measures in accordance with the codes, and submit relevant materials to the Ningde Local Dispatching according to the requirements. In case the power grid is concerned, Party B shall cooperate with Party A in assisting in analyzing and handling the accidents.

(8)

In case of malfunction or defect of the relay protection and automatic safety devices of the Power Plant, Party B shall immediately report to relevant on-duty dispatcher of the Ningde Local Dispatching, handle the accidents, analyze the causes and take measures in a timely fashion in accordance with the codes. In case the power grid is concerned, Party B shall submit relevant status to the Ningde Local Dispatching in a written form.

	(9)	Strictly implementing the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.

(10)

Before the 5th day of each month, finishing the analysis report on the operation of the relay protection (including line protection, transformer protection, generator protection and busbar protection, etc.) and automatic safety devices of the Power Plant for the previous month, and report to the Ningde Local Dispatching via DMIS system.

11.3

In the event that the relay protection and automatic safety protection devices for the equipments belonging to the Power Plant but within the jurisdiction of the dispatching center (including direct dispatching and licensing dispatching equipments) need technological transformation, the relevant technological transformation plan must be examined and approved by Party A.

Failure recording facility in form of computer of the Power Plant shall be capable of remote communication and shall be connected with failure recording remote communication system of the dispatching center via communication networks.

11.4	In order to improve the stability of the electric power system, both Parties shall upgrade and transform the equipments in a timely manner.

(1)

Both Parties’ upgrading and transformation for the relay protection and automatic safety devices shall be coordinated with each other, so as to ensure the compatibility and consistency between the equipments of both Parties.

	(2)	The equipments after transformation shall not be put into operation until being commissioned and passing the acceptance and being confirmed as qualified through specific procedures.

11.5

Both Parties shall respectively designate staff to take charge of the maintenance for the operation of relay protection and automatic safety devices, and ensure the normal operation of the relay protection and automatic safety protection devices.

11.6	The relay protection and automatic safety devices of Party B shall reach the following main operation standards (excluding the malfunction and missing operation caused by Party A’s Reason):

	(1)	The service factor for the main protection of relay protections >99%.

	(2)	The accuracy rate for the running of protections with 220 kv reaches100%.

	(3)	The availability for fault recording reaches 100%.

	(4)	The operation rate of automatic safety devices > 99%.

	(5)	The accuracy rate for the running of automatic safety devices reaches 100%.

11.7	If any of the following event occurs, then Party B shall bear the liabilities for breach of contract toward Party A according to Chapter XVI of this Agreement:

(1)

The mal-operation or the wrongful action of the relay protection and automation safety devices under the Power Plant’s maintenance causes destruction to the stability of the power grid or a widespread blackout (except the reasons not ascribed to the Power Plant).

(2)

The mal-operation or the wrongful action of the relay protection and automation safety devices under the Power Plant’s maintenance (except the reasons not ascribe to the Power Plant), which does not cause destruction to the stability of the power grid or a widespread blackout.

	(3)	The main protection and automation safety devices under the Power Plant’s maintenance cannot run normally; the unplanned outage of the main protection device lasts more than 24 hours; and the unplanned outage of the automation safety device lasts more than 24 hours.

(4)	Any of the following event occurs to the failure recording system of the Power Plant:

The unplanned outrage of failure recording system lasts more than 24 hours;

The recording system fails to record accurately in the event of any accident of the grid or the Power Plant.

Chapter XII Dispatching automation

12.1

Party A shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system, take charge of operation and maintenance for the dispatching automation system at the dispatching end, and conform to the following requirements:

(1)

Supervising the reliable operation of the dispatching automation system, being responsible for monitoring the operating condition of the dispatching automation system and coordinating the material problems arising out of the operation.

	(2)	Facilitating the connection of automation signals of the Power Plant according to the design requirements.

	(3)	Making timely analysis of the fault causes for the dispatching automation system and taking precautionary measures.

	(4)	Providing instruction and assistance to Party B in the operation maintenance of the dispatching automation system, and cooperating with Party B in respect of the investigation on accidents.

	(5)	The computer monitoring and control system shall conform to Administrative Rules on Secondary System Safe Guarding of Power Dispatching (No.5 Decree issued by the State Power Regulatory Commission)

12.2

Party B shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system, abide by relevant regulations formulated by the dispatching center, take charge of the operation and maintenance for the dispatching automation equipments at the Power Plant end, and conform to the following requirements:

(1)

The telecontrol data from the Power Plant RTU or the computer monitoring and control system or the energy acquisition and transmission devices and the electric energy metering data shall be transmitted to the dispatching automation system and the electric energy metering system of the Ningde Local Dispatching according to the transmission protocols in line with the national standards or industry standards. The electric energy metering system shall pass the testing organized by a qualified testing agency recognized by both Parties, so as to ensure the accuracy of data transmission. The quantity and accuracy of the real time messages concerning the operating equipments of the Power Plant shall satisfy the relevant regulations of the State and the operation requirements of the Ningde Local Dispatching.

	(2)	Making timely analysis of the fault causes for the dispatching automation system within its jurisdiction and taking precautionary measures.

	(3)	Providing assistance to Party A in respect of the operation maintenance of the dispatching automation system, and cooperating with Party A in respect of the investigations on accidents.

(4)

The computer monitoring and control system of the Power Plant shall conform to the Administrative Rules on Secondary System Safe Guarding of Power Dispatching (No.5 Decree issued by the State Power Regulatory Commission) to make sure the effective isolation of the Power Plant’s computer monitoring and control system from the management information system and the office automation system, and the physical isolation of the dispatching special data network from the comprehensive information network and outside internet.

(5)

Where the generator set equipped with AVC participates in the voltage control of the power grid, the AVC command signal issued by Ningde Local Dispatching shall pass through the Power Plant’s RTU system or computer monitor system to reach the Power Plant’s AVC system.

12.3

Both Parties shall operate and maintain the automation equipments in accordance with the Dispatching Code for Electric Power System and the dispatching automation operation code, and shall not exit or shut down the equipments at random.

12.4

In the event that the equipments which belong to the Power Plant but within the dispatching range (including the equipments under the direct and licensing dispatching) of the dispatching center and the dispatching automation and communication equipments need technological transformation, the plan must be examined and approved by the dispatching center. The Power Plant shall submit to the dispatching center all and complete design materials and requisite testing data. When and if the dispatching centre undertakes technical remolding and need cooperation from the Power Plant, then the Power Plant shall act accordingly.

12.5

Both Parties shall respectively designate staff to take charge of the operation and maintenance of the dispatching automation systems within their respective jurisdictions, and ensure the normal operation of the dispatching automation system.

12.6	The RTU or the computer monitoring and control system, the electric energy collection and transmission devices of the Power Plant shall reach the following main operation standards:

	(1)	The availability of RTU or the tele-control station of the computer monitoring and control system (monthly) > 99.9%.

(2)	The accuracy error of telemeter <1%.

(3)	Service factor of AVC of the generator set >99%.

(4)	Responding accuracy rate of remote signal at the occurrence of the accident: 100%.

(5)	Annual tele-metering pass-rate > 99%

Chapter XIII Dispatching Communication

13.1	Party B shall strictly follow the design, operation and management codes, and technical standards and plans in relation to the power dispatching communication system, which are elaborated as below:

13.1.1

There shall be two communication channels, one is OPGW optical communication and the other is carrier communication, between Party A and Party B. The transmission capacity of the route communication channel with independent interconnection point shall synchronize with Party A’s clock network. Party B shall well equip with relevant voice exchange system which meeting the requirements for network admittance, the communication monitoring sub-station, the data equipment for connection with provincial ATM wide-area backbone data network, the dispatching video system, the dispatching phone call recording device, the DC power supply exclusively for communication, the communication machinery room, the communication distribution frame/cabling rack, as well as corresponding instrument and meter, special tools, spare parts, etc., to ensure Party B’s communication facilities can run safely and stably. The type selection and configuration of the communication (network) equipment at the interconnection point of the power communication network of Party A and Party B shall be provided to Party A for review.

13.1.2

Party B shall report its arrangement on carrier frequency, microwave frequency and other radio frequencies to Party A for inspection, and can implement the said arrangement after obtaining Party A’s written approval.

13.1.3

Party B shall ensure its construction of grid-connection system be in consistent with Party A’s administrative implementation rules on the grid connection, and shall ensure its grid-connection capital construction, technical renovation and overhaul meeting the requirements of the plan and construction guidelines of the provincial power communication network.

13.1.4

Party B shall discuss with Party A on the technical parameters (such as power, error rate, equipment type selection, configuration, and interface mode) of the interconnection of the communication networks and on the connection dispatching outline of the communication system, and shall obtain Party A’s written permission thereon.

13.2

Upon negotiation, Party A arranges for Party B two communication transmission networks with different running modes, different bandwidths, and different signals to meet different application demands of the dispatching system, to be interconnected with the provincial power communication network and to input relevant signals to Ningde Local Dispatching. Party B shall ensure various professional information on dispatching (including the performance of the interface) transmitted to Party A is reliable, accurate and safe, which shall reach the power industry standards.

13.3	Party B’s power dispatching system shall reach the following annual (monthly) operation standards:

	(1)	The service factor of the carrier equipment >99.9%;

	(2)	The service factor of the optical communication equipment (including PCM equipment) > 99.9%;

	(3)	The service factor of the microwave communication equipment (including PCM equipment) > 99.9%;

	(4)	The service factor of the program-control exchange equipment >99.9%;

	(5)	The service factor of the program-control management exchange equipment >99.9%;

	(6)	The service factor of the communication monitoring equipment > 99.9%;

	(7)	The service factor of the cable line equipment> 99.9%;

	(8)	The service factor of the access device of the wide-area comprehensive data communication network > 99.9%.

13.4	Party A is responsible for operating and maintaining the communication system at the dispatching end, which shall meet the following requirements:

(1)

Party A shall supervise the reliable running of the dispatching communication system, shall be responsible for monitoring, dispatching and commanding the operation status of the dispatching communication system and shall coordinate any major issues occurs during the operation.

	(2)	Party A shall be responsible for operating and maintaining the communication equipment and lines at the dispatching end and shall ensure their reliable operation.

	(3)	Party A shall timely analyze the malfunction reasons of the dispatching communication system and adopt relevant precautionary measures.

	(4)	Party A shall guide and assist Party B to conduct operation and maintenance on the dispatching communication system, and shall assist Party B to conduct the investigation into the accidents.

13.5	Party B is responsible for operating and maintaining the dispatching communication system at the Power Plant end, which shall meet the following requirements:

	(1)	Party B shall be responsible for operating and maintaining the dispatching communication system at the Power Plant end, and ensure its reliable operation.

	(2)	Party B shall timely analyze the malfunction reasons of the dispatching communication system and adopt relevant precautionary measures.

	(3)	Party B shall assist Party A to conduct operation and maintenance on the dispatching communication system, and shall assist Party A to conduct the investigation into the accidents.

13.6

Party B shall have relevant maintenance personnel to ensure 24-hour on-site maintenance on the fault circuit of the network, and shall submit itself to the dispatching orders of the power dispatching system as well as the management and maintenance of the communication network.

13.7	The Parties shall have emergency communication system for standby to ensure a smooth communication network during the emergencies of the power grid or the Power Plant.

13.8	Where any of the following events occurs, Party B shall bear the liabilities for breach of contract according to Chapter XVI of this Agreement:

(1)

The Power Plant causes the power-grid class-I obstacle, communication barrier, communication accident and other communication malfunctions which seriously impairing the safe production of the power grid.

The “other communication malfunctions which seriously impairing the safe production of the power grid” generally refers to any communication method, content and mode which are sufficient to affect or delay the treatment on the power-grid accidents, which are indispensable to the safe production of the power grid, and which are irreplaceable by any temporary proposal.

(2)

Party B does not abide by the communication dispatching orders or does not well implement the precautionary measures, or unfamiliar with its business operation, which seriously affects the timely recovery of relevant communication line block.

(3)

Party B has conduct any manipulation (such as the unusual action, outage, decommission, network adjustment and overhaul of the communication equipment and circuit in relation to Ningde Local Dispatching) without getting the approval of Ningde Local Dispatching according to relevant network management rules, which changes the status of the communication equipment.

	(4)	Party B does not implement Party A’s requirement on technical supervision according to relevant administrative communication rules, which results in a baneful influence.

(5)

Party B causes other wrong manipulation, judgment and command to the dispatching, operation and management on the communication, which result in a delayed treatment or overtime block of the communication network.

Chapter XIV Accident management and investigation

14.1

The dispatching center and the Power Plant shall, within their respective jurisdiction and in accordance with relevant regulations of the Dispatching Code for Electric Power System and the Power Plant field operation codes, handle the accidents in a correct and prompt manner and timely inform each other of the handling results.

14.2

The equipment accidents within the dispatching range of the dispatching center shall be handled by strictly following the instructions of the on-duty dispatchers of the dispatching center (excluding those that can be handled without dispatching instructions as clearly specified in the field codes).

14.3

In case of any tripping or unit derated volume and other abnormal conditions or accidents occurred to the equipments within the dispatching jurisdiction of the dispatching center, the Power Plant shall strictly abide by the provisions of the Dispatching Code to verify the reasons for such abnormality or accidental tripping, report the actual conditions accurately, obey the directions of the dispatching center and resolve the default of the equipments. Otherwise, the dispatching center shall be entitled to order outage of relevant equipments or limit the active output of units, and the units unplanned derated output hours caused therefrom shall be converted into equivalent outage hours; in case of unit outage, shall be counted as Forced Outage hours.

14.4

In case of breaker tripping occurred to the units or circuits of the Power Plant, the staff of the Power Plant shall report by telephone to the dispatching center and submit the following malfunction events, including but not limited to:

	(1)	The tripping of circuit breaker;

	(2)	The location of the circuit breaker (on/off);

	(3)	The tripping time;

	(4)	Any information which will help to analyze the tripping reasons for circuit breaker;

	(5)	The tripping times of circuit breakers due to the malfunctions;

	(6)	The output records from false recording devices.

The staff of the Power Plant shall immediately report the above-mentioned events set forth in items (1), (2) and (3), the events set forth in items (4), (5), (6) shall be reported as soon as the preparation of the field is ready. In case of any abnormity of the far transmission function of false recording devices, the event provided in item (6) shall be provided within twenty-four hours to the dispatching center.

14.5

The dispatching center shall, according to the Guide on Safety and Stability for Power System (DL 755-2001), the Dispatching Code for Electric Power System and other relevant regulations, and considering the grid structure, operation characteristics and specific conditions of the

Power Plant, formulate principles for accident management and specific counter measures against accidents, and raise specific requirements on the necessary measures to be taken by the Power Plant.

(1)

In case of any Emergencies that threaten the safety of the power grid, the on-duty dispatchers of the dispatching center may take necessary measures to ensure and restore the safe operation of the power grid, including adjusting the power generation output of the Power Plant, issuing instructions to start or shut down units, and disconnecting the Power Plant, etc.

(2)

In case that the Power Plant or any of the units has to be disconnected, the dispatching center shall, after the termination or remedy of the Emergencies, restore the connection and operation of the Power Plant or the unit.

	(3)	The dispatching center shall explain to Party B the reasons for disconnecting the Power Plant or the unit after the accident.

14.6

The Party or Parties suffering from accident(s) shall carry out accident investigation according to the Codes of Investigation for Electric Power Production Accidents. The conclusions of the investigation shall include causes of accident, responsible party for the accident and the liabilities, and the counter measures against accidents to prevent similar accidents. The responsible Party for the accident shall assume the liabilities according to the investigation conclusion, and timely implement the counter measures against accidents.

(1)

During the grid accident investigation carried out by Party A, Party B shall be invited to participate when it is involved. Party B shall provide support to the work of Party A and cooperate in the field investigation by providing accident analysis materials such as the fault recording diagrams, the operating conditions at the time of accident and relevant data, etc.

(2)

During the Power Plant accident investigation carried out by Party B, Party A shall be invited to participate when it is involved. Party A shall provide support to the work of Party B and cooperate in the field investigation by providing accident analysis materials such as fault recording diagram, the operating conditions at the time of accident and relevant data, etc.

(3)

As for the accidents involving both Parties, if the Parties cannot reach an agreement within a short period of time on the cause of accident, a special investigation panel shall be set up according to relevant regulations of the State to carry out accident investigation.

(4)

The investigation report on the accident involving one Party or both Parties shall be published, which shall cover: causes of the accident, dealing progress of the accident, responsible party for the accident and the liabilities, the rectification plan and accident preventive measures, etc.

(5)

The responsible party for the accident shall timely correct the errors and implement the rectification plan and accident preventive measures. In case that the other Party is involved in such rectification plan and preventive measures, the consent of the other Party shall be obtained.

Chapter XV Force majeure

15.1

If the occurrence of any Force Majeure event completely or partially impedes one Party from fulfilling any obligation under this Agreement, such Party may be exempted from or postpone to perform its contractual obligations, provided that:

	(1)	the scope and duration of the exempted or postponed performance shall not extend beyond the reasonable needs of eliminating the impact of Force Majeure.

	(2)	the Party affected by Force Majeure shall continue to perform its other obligations hereunder which have not been affected by the Force Majeure.

	(3)	in case the events of Force Majeure come to an end, the Party claiming Force Majeure shall resume the performance of this Agreement as soon as possible.

15.2

In the event that any Party is unable to perform this Agreement due to Force Majeure, such Party shall promptly inform the other Party, and shall send a written notice to the other Party within three (3) days thereafter. Such written notice shall indicate the date of the occurrence of Force Majeure, the anticipated duration, the nature of the events, the impact on its performance of this Agreement and the measures it has taken to mitigate the impact of such Force Majeure events.

Upon the other Party’s request, the Party affected by the Force Majeure shall furnish the other Party with an evidential document issued by the competent local notary public where the Force Majeure event occurs within seven (7) days commencing from the date when the Force Majeure event occurs (in the event of communication interruption, from the restoration date of the communication).

15.3

The Parties affected by the Force Majeure shall take reasonable measures to mitigate the losses incurred by either or both Parties caused by Force Majeure. The Parties shall immediately consult with each other to formulate and implement a remedy plan and reasonable alternative measures to minimize or eliminate the impact of Force Majeure.

In the event that the Party affected by the Force Majeure fails to use all endeavors to take reasonable measures to mitigate the impact of Force Majeure, that Party shall be responsible for the enlarged losses arising therefrom.

15.4

In the event that the Force Majeure has prevented a Party from performing its obligations under this Agreement for a continuous period of over thirty (30) days, the Parties hereto shall consult with each other to determine the conditions for continuing the performance of this Agreement or to terminate this Agreement. If the Parties hereto fail to reach agreement concerning the conditions for continuing the performance of this Agreement or the termination of this Agreement within Sixty (60) days after the occurrence of Force Majeure, any Party shall be entitled to terminate this Agreement with a notice to the other Party, unless otherwise provided herein.

Chapter XVI Liabilities for Breach of contract

16.1

Either Party’s violation of the provisions of this Agreement shall be deemed as a breach of contract, and the other Party shall be entitled to require the breaching Party to assume the liabilities for breach of contract.

16.2	Party A, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party B in the manner provided in Article 16.3 hereof:

	(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party B.

	(2)	Violation of the provisions of Article 6.2, which has resulted in the incapability of the Power Plant to generate power on schedule or which has caused direct economic losses to Party B.

	(3)	Violation of the Dispatching Code for Electric Power System, which has caused direct economic losses to Party B.

(4)

Party A requires the Power Plant (units) to conduct peak regulation, frequency modulation or voltage regulation beyond its operation capacity or the provisions of this Agreement (excluding for handling accidents), which has caused direct economic losses to Party B.

	(5)	Setting or commanding error of the primary and secondary equipments of the power grid due to Party A’s Reason, which has caused direct economic losses to Party B.

	(6)	When implementing Article 14.5 (1) of this Agreement, Party A conducts any improper action, which causes direct economic loss to Party B.

	(7)	Party A causes the malfunctions of the relay protection, automation safety device, dispatching automation system and dispatching communication system, which causes direct economic damages to Party B.

	(8)	Party A’s improper dispatching causes unnecessary electricity loss of the abandoned water to Party B.

16.3	For each time of breach of Contract, Party A shall undertake the liabilities for breach of contract by the following ways:

	(1)	Paying to Party B the electricity output of 100,000 kwh in a lump sum as a compensation for its breach.

(2)

In case of any direct economic losses of Party B which cannot be fully compensated by the electric power output paid in a lump sum provided in Item (1) above, the electric power output corresponding to the direct expenses of Party B for repairing equipments and restoring normal operations shall be complemented by Party A (calculated by the on-grid tariff of the Power Plant).

	(3)	In case of causing electricity output losses to Party B, the relevant provisions provided in the Power Purchase and Sale Contract entered into by both Parties shall be resorted to for the treatment.

16.4	Party B, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party A by the method provided in 16.5:

	(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party A.

	(2)	Failure to complete the grid connection preparation works in accordance with the provisions of Chapter IV hereof, which has caused direct economic losses to Party A.

	(3)	Violation of the provisions of Articles 6.4, 7.4.1 to 7.4.4, 7.12 to 7.13, 8.11, 9.7,10.4,11.7, 12.2 and 13.8.

(4)

Abnormity or malfunction of the primary and secondary equipments of the Power Plant related to the grid operation due to Party B’s Reason, which has caused direct economic losses to Party A or any third party.

	(5)	The failure of the electric power automatic system of the Power Plant, which has caused an accident or the amplification of accidents and caused direct economic losses to Party A.

(6)

The failure of the dispatching communication system of the Power Plant due to Party B’s Reason, which has caused an accident or the amplification of accidents and caused direct economic losses to Party A.

16.5	For each time of breaching, Party B shall assume the liabilities for breach of contract by the following ways:

	(1)	Paying to Party A the electricity output of 100,000 kwh in a lump sum as a compensation for its breach.

(2)

In case of any direct economic losses of Party A which cannot be fully compensated by the electric power output paid in a lump sum provided in Item (1) hereof, the electricity output corresponding to the direct expenses of Party A for repairing equipments and restoring normal operations shall be complemented by Party A.

16.6	If Party B causes the accidents provided in Article 11.7 (1) and (2), which is that Party B causes malfunctions or incorrect actions of the relay protection and automation safety device,

and which does not cause destruction to the stability of the power grid or a widespread blackout, for each occurrence of the said accident, deduct and fine 30,000 kilowatt hours on-grid output; if causing destruction to the stability of the power grid or vast area power cut, deduct and fine 300,000 kilowatt hours on-grid output for each occurrence.

16.7

If the performance indexes of the Power Plant’s generator set do not reach the standard agreed in this Agreement, Party B shall bear the liabilities for breach of contract according to the following methods:

	(1)	If breaching Article 7.13 (1), (2) and (3):

	(a)	For each additional time of the trip-off of the generator set, Party B’s noncompliance power output = outage hours of the generator set * rated capacity of the generator set * 0.5.

	(b)	For each additional time of the forced outage of the generator set, Party B’s noncompliance power output = outage hours of the generator set * rated capacity of the generator set * 0.4.

	(c)	If the generator set fails to start up on schedule, Party B’s noncompliance power output = rated capacity of the generator set * delayed start-up time * 0.4.

	(2)	If breaching Article 9.3, Party B’s noncompliance power output shall be subject to the appraisal data recorded in the EMS system of Ningde Local Dispatching.

(a)

If the Power Plant doest assume the responsibility of the frequency modulation plant, as for the excessively generated power output resulting from that the active power of the actual power generation of the Power Plant is higher than 103% of the given active power provided in the Active Power Curve of Daily Power Generation Plan issued by Ningde Local Dispatching lasting for 3 minutes, Ningde Local Dispatching can conduct an appraisal on the excessively generated power output and can deduct it from the Power Plant’s monthly on-grid power output.

(b)

If the Power Plant doest assume the responsibility of the frequency modulation plant, as for the decreasingly generated power output resulting from that the active power of the actual power generation of the Power Plant is lower than 97% of the given active power provided in the Active Power Curve of Daily Power Generation Plan issued by Ningde Local Dispatching lasting for 3 minutes, Ningde Local Dispatching can conduct an appraisal on the absolute value of the decreasingly generated power output and can deduct it from the Power Plant’s monthly on-grid power output.

(c)

Where the system frequency exceeds the setting value of the artificial dead zone of the speed regulator of the Power Plant’s generator set, which leads to the active power of the actual power generation of the Power Plant exceeds ± 3% of the Active Power Curve of Daily Power Generation Plan issued by Ningde Local Dispatching, then such increased or decreased power generation shall not be taken into the appraisal. Where the power grid frequency exceeds the setting value of the artificial dead zone of the speed regulator of the Power Plant’s generator set and where the Power Plant’s generator set does not participate in the frequency adjustment of the power grid, then a non-compliance appraisal shall be conducted on the Power Plant’s generator set for its nonparticipation in the frequency adjustment of the power grid. The evaluated power output shall be subject to the automatically evaluated sum-up recorded in the automation system of Ningde Local Dispatching.

(d)

The aforementioned Active Power Curve of Daily Power Generation Plan issued by Ningde Local Dispatching shall include the curve modified by the on-duty dispatcher of Ningde Local Dispatching or the curve modified according to the start-up and outage dispatching orders.

(3)	If breaching Article 9.7 (1), then Party B’s annual noncompliance power output shall be:

Among which:

Q refers to Party B’s annual noncompliance power output (unit: 10,000 kilowatt hours).

i refers to the 1st installed generator of the Power Plant.

EAFis refers to the annual actual equivalent available factors of the 1st generator set.

EAFis = 1- (annual planned outage hours + annual unplanned outage hours + annual equivalent outage hours converted from the annual planned and unplanned output decrease hours)/ annual calendar hours.

EAFib refers to the annual standard equivalent available factors of the 1st generator set, i.e. the value defined in Article 9.7.

Ci: the installed capacity value of the 1st generator set.

(4)	If breaching Article 9.7 (2), then Party B’s annual noncompliance power output shall be:

Deductable actual on-grid energy upon each occurrence = output decrease hours of the generator set * decreased output quantity * 0.4.

Note:

(a)

If it applies for the equipment outage with the on-duty dispatcher 12 hours in advance and obtains the consent from the dispatcher or the dispatching, then it can immediately stop operation and it can be exempted from the appraisal.

(b) Upon the consent from the dispatching, it can make an application for repairing its defective equipment during the valley period (i.e. from 23:00 to 6:00 am of next day), which shall not affect the balance of the provincial power generation and utilization, and under the said situation it can be exempted from the appraisal. If it fails to connect with the power grid after 6:00 am, then the appraisal shall be conducted after 6:00 am.

(c) When the planned overhaul ends, the trip-off of the generator set within 24 hours after the first connection shall be exempted from the appraisal.

(d)

The trip-off of the generator and the outage duration shall refer to the time period from the interruption of the circuit breaker till the generator set switches to the standby or till the re-connection. The evaluation time for the accidental trip-off of the generator set, the forced outage and the unplanned output decrease shall not exceed 72 hours; if exceeding 72 hours, then the start-up duration of the generator set without standby system shall not exceed 144 hours. The generator set under commissioning shall not exceed 24 hours.

16.8

If Party B has one of the following serious events of default, Party B may adopt enforcement measures till it disconnects the Power Plant (generator set) in breach. Party B shall not claim against Party A for any loss caused by such disconnection.

	(1)	The Power Plant starts up for the connection or shuts down for disconnection without the consent of Ningde Local Dispatching.

	(2)	The Power Plant breaches Article 7.1 (1) under Emergencies.

(3)

Under Emergencies, the Power Plant does not faithfully report the actual status of the Power Plant’s equipment (such as generator, water turbine, furnace, electric equipment, etc.) and other facilities to Ningde Local Dispatching.

	(4)	It has twice or more breaches of contract within 1 (calendar) year during the performance of this Agreement.

16.9

Unless otherwise prescribed in this Agreement, once there is any breach of contract, the non-breaching party shall immediately notify the breaching party to stop its breach and shall issue a written notice to the breaching party as soon as possible requiring the breaching party to correct its breach and bear the liabilities for breach of contract according to this Agreement.

16.10	The breaching party shall immediately adopt relevant measures to correct its breach, reconfirm its breach according to this Agreement and bear the liabilities for breach of contract.

	(1)	The non-compliance power output shall be counted up and accumulated on a monthly basis and shall be settled on a yearly basis.

(2)

If the direct economic losses exceed the agreed non-compliance power output in (1) above, after the recognition, such excessive part shall be paid together with the settlement of the on-grid energy of the current month of the recognition.

16.11

Before the expiration of this Agreement, if either Party expressly indicates or indicates by its action that it will not perform the obligations under this Agreement, then the counter Party may require the Party to bear the liabilities for breach of contract.

16.12

The Parties agree that, during the effective term of Min Jing Mao Dian Li [2004] No. 14 (and its amendments if any), the Party shall not repeatedly bear the liabilities for breach of contract if the Parties conduct the appraisal and settlement according to the “Appraisal Measures on Operation and Management of Power Plant of Unified-dispatching of Fujian Power Grid (For Trial Implementation)”. However, for any issues which are not covered in the appraisal provided in Min Jing Mao Dian Li [2004] No. 14, then such issues shall be settled according to this Agreement. If the Min Jing Mao Dian Li [2004] No. 14 is not implemented any longer by Fujian power grid due to the policy change, then the Parties shall their own liabilities for breach of contract according to this Agreement.

Chapter XVII Effectiveness and valid Term

17.1	This Agreement shall come into effect upon being signed by the legal representatives or authorized agents of both Parties and affixed with their official seals.

17.2	The valid term of this Agreement shall be from the execution date hereof to December 31, 2015.

17.3

Within three (3) months prior to the expiration of this Agreement, Parties hereof shall negotiate as of renewal of this Agreement; in the event that either of the Parties has any objection, this Agreement shall continue to be valid.

Chapter XVIII Modification, Assignment and Termination of this Agreement

18.1	Any modification, amendment or supplement to this Agreement must be conducted in written form, and the conditions for coming into effect shall be the same as specified in Article 17.1.

18.2	Both Parties explicitly express that neither Party shall be entitled to assign all or part of its rights or obligations hereunder to any third party without the written consent of the other Party.

18.3	Within the valid term of this Agreement, both Parties agree to adjust or amend this Agreement if any of the following events occurs:

(1) Alteration of relevant laws and regulations, rules and policies of the State;

(2) Any clause of this Agreement conflicting with any relevant compulsory rules, measures and regulations issued by the State electric power regulatory authority;

(3) The regular operation of electricity power market of East-China, bidding for on-grid tariff or implementation of other policies.

18.4	Termination of Agreement

In the event that any of the following events occurred to any Party, the other Party shall be entitled to terminate this Agreement after thirty (30) days from sending a notice of termination:

(1)	Either Party goes bankrupt or liquidated, or the business license or the electric power business license of either Party or the Power Plant is revoked.

(2)

One Party is merged with the other Party or all or majority parts of its assets have been transferred to another entity, and the surviving enterprise cannot reasonably perform its obligations under this Agreement.

(3)	Serious breaching for twice or above in one calendar year while performing this Agreement.

Chapter XIX Dispute resolution

19.1

Any dispute arising out of performance of this Agreement or any dispute in relation to this Agreement shall be firstly resolved by the Parties through consultations, or submitted to the power regulatory agency for mediation. If the disputes cannot be resolved through consultation or mediation, the Parties shall resolve the disputes by the following method:

Both Parties agree to submit the dispute to Fuzhou Arbitration Committee for arbitration in accordance with its prevailing arbitration rules. The arbitration award shall be final and binding on the Parties to this Agreement.

19.2	In the process of negotiation or arbitration, excluding the provisions in dispute, the remaining provisions of this Agreement shall continue to be valid and performed.

Chapter XX Applicable Law

20.1	The establishment, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

Chapter XXI Miscellaneous

21.1	Confidentiality

Both Parties warrant to maintain confidential all information and documents which are procured from the other Party and may not be procured from public channels. Without the prior approval from the original provider of such information and documents, the other Party shall not disclose to any third Party all or part of the information and documents, unless otherwise provided by the regulations of the State.

21.2	Appendices

Appendix I:	Diagram for the Metering Points

Appendix II:	Technical Parameters of the Power Plant

Appendix III:	Division of Dispatching Range for the Power Plant’s Equipments

The Appendices to this Agreement (including the special provisions) shall constitute an integral part of this Agreement, and shall have the same legal effect as this Agreement. In case of any discrepancy between this Agreement and its appendices, according to the nature of discrepancy, the content most related to and dealing more deeply with the point of dispute shall prevail. In case that the discrepancy and contradiction still exist after applying the aforesaid principle, the Parties shall, on the principle of good faith, consult with each other to make determinations according to the purpose of this Agreement.

21.3	Entire Agreement

This Agreement (including the special provisions) and the appendices hereto constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement, and shall replace all previous discussions, negotiations, contracts and agreements conducted by both Parties in respect of this Agreement.

21.4	Notification and Service

Any notification and document pertaining to this Agreement shall be conducted in written form. A notification shall be deemed as having been served upon the confirmation with signature by the recipient when delivered by way of registered mail, express mail or in person, or upon confirmation as being received when sent via fax. All notifications and documents shall come into effect upon service and receipt. All notifications shall be delivered to the following addresses as provided in this Agreement or to a modified address when either Party has notified the other Party with a written notice.

Party A:

Attention:	Sun Yu Bo

Telephone Number:	0593-2802008

Facsimile Number:	0593-2802161

Zip Code:	352100

E-mail:	nddd@126.com

Mail Address:	Power Dispatching Building, No.48, Hefeng Road, Ningde City

Party B:

Attention:	Wu Zong Can

Telephone Number:	0593-3385938

Facsimile Number:	0593-3332698

Zip Code:	352300

E-mail:	pnwzc@163.com

Mail address:	5th Floor, Cuibai Building, Pingnan County, Fujian

21.5	No Waiver

Either Party’s failure to waive any of its rights under this Agreement through written statement shall not be deemed as a waiver thereof. Either Party’s failure to exercise any of its rights under this Agreement shall not operate as having waived or will waive any of its rights under this Agreement in the future.

21.6	Continuing Effect

The provisions with respect to arbitration and confidentiality of this Agreement shall remain effective after the termination of this Agreement.

21.7	Text

This Agreement comprises Thirty-seven (37) pages, and shall be signed in four (4) counterparts. Each Party shall hold two (2) counterparts.

Party A: Fujian Province Electric Power Co., Ltd. Ningde Electric Power Industry Bureau	Party B: Pingnan County Wangkeng Hydroelectric Co., Ltd.

(Seal)	(Seal)

Legal Representative:	Legal Representative:

Authorized Representative:	Authorized Representative:

Signing Date: September 30, 2010

Signing Place: Meeting Roon on 12th Floor, Electricity Power Dispatching Building, Ningde Power Industry Bureau

Appendix I. Diagram for metering Points

Wangjia Line
Wangdai Line
Metering Point
Daigan Line
Metering Point
1083
109
1081
1082
Metering Point
1123
LB6-110-2*300/5
112
1121
1133
113
1131
1413
141
LB6-2*300/5
1411
1423
142
Connection point
1421
GW5-110HD/630
11A1
LW25-126/3150
11A
Metering Point
LB3-110-2*300/5
14A1
Metering Point
14A
LB6-2*400/5
JCDF-110/110 √3/110 √3
SF9-5000/110
Daixi Main Transformer
ZN12-10/3150-40
61A
GN30-10/4000
61A1
6111
611
6121
612
JDZJ-10/0.1KV
1G
2G

Diagram of Metering Points and Connection Points of Wangkeng Power Plant

Appendix II. Technical Parameters for the Power Plant

Technical Parameters for the Power Plant

1.	Nameplate Parameters for the Generator Units of the Power Plant

Unit No.	Type	Rated Capacity (MVA)	Active Power (MW)	Rated Power Factor	Rated Speed (r/min)

1#	SF4-J20-10/3000	25	20	0.8	600
2#	SF4-J20-10/3000	25	20	0.8	600

2.	Connection lines between the Power Plant and the power grid of Party A

(1) Name of the line: 110 KV Wangdai Line, Wangjia Line.

(2) Voltage level: 110 kV.

3.

Party B shall provide other accurate technical parameters of the Power Plant according to the design parameters for the equipments and the connection commissioning results (the parameters below are filled in according to general design. Party B shall circulate such parameters to Party A for confirmation within one (1) month after commissioning and start of commercial operation, for failure of which Party B shall be liable).

3.1	Normal Operation Output Range

The maximum output for the normal operation of the No.1 and No. 2 units of the Power Plant shall be 110% of the rated capacity, and the minimum output for the normal operation shall be 0% of the rated capacity.

3.2	Under the special condition of Emergencies and abnormal situation, the minimum output of the No. 1 and No. 2 units of the Power Plant shall be 0% of the rated capacity.

3.3	Power regulation rate of units during normal operation

No. 1 and No. 2 Units are 10 MW/min.

3.4	The shortest time for the units from receiving a dispatching instruction to reaching the grid connection output or from zero output to rated output is 15 min.

3.5	The shortest time from full load output to zero load after receiving a dispatching instruction is 5 min.

3.6	Leading-phase depth of No.1 & No.2 units is 10 MVAR.

4.	When the Power Plant has been put into commercial operation, if Party B finds any change in the operation parameters of the units which fail to meet the technical indicators as set out in

Article 3 above and need modifications, explanations shall be made to the dispatching center, and a testing report issued by a qualified agency shall be submitted as well.

Appendix III. Division of Dispatching Range of Power Plant Equipments

1.	The equipments within the jurisdiction of the Ningde Local Dispatching licensed by Party A and direct jurisdiction of Party A.

	(1)	No.1 and No. 2 generator units

	(2)	Relay protection and automatic safety devices related to the operation of the power grid of Party A

No. 1 and No. 2 generator units’ high-frequency generator tripping and low-freqency self-startup protection, automatic adjustment excitation system

	(3)	Dispatching automation and communication facilities related power dispatching

Power dispatching automation, dispatching communication, water dispatching automation system, power output information collection facility; remote information data sent to Ningde Local Dispatching, then forwarded to dispatching communication center; fiber-optics links Ningde Local Dispatching and the dispatching communication center.

2.	The equipments within the direct jurisdiction of the Ningde Local Dispatching

	(1)	Primary Equiments

No. 1 and No. 2 power generation units, 110KV Wangdai Line and Wangjia Line, 110KV generatrix, #1 main transformer, 10KV generatrix, and related switches, brakes, CT and PT equipments;

	(2)	Relay protection and automatic safety devices related to the operation of the power grid of Party A

110 KV line protection, No.1&2 generator transformer units protection, line reclosing facilities, high-frequency generator tripping, low-frequency auto-start and other grid safety automation facility, units exciter and speeder, 110KV failure recording system and failure information system.

	(3)	Dispatching automation and communication facilities related to the dispatching operations of Party A

Computer monitoring and controlling system (remote movement facility), electric power metering facility, AVC, AGC, water automation monitoring and reporting system (including water dispatching automation system), electric power billing information collection device, dispatching data equipment, the optical-fiber communication channel (including OPGW optical-fiber, SDH Fenghuo optical transmitter and receiver, Fenghuo PCM).

3.	The equipments within licensed jurisdiction of the dispatching and communication center

Auxiliary equipments influencing output of generating units

4.	Equipments within jurisdiction of the Power Plant

Power utilization system of the Power Plant

5.

Parties hereof agree that: in the event that there is any change to equipment dispatching range of the Power Plant, there is no need to amend Appendix III hereof, and the notice promulgated by the dispatching agency shall be applicable.